                                    FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

--------------------------------------------------------------------------------
                    1. NAME AND ADDRESS OF REPORTING PERSON*

                             Pangia  Teodosio   V.

                             (LAST)  (FIRST)  (MIDDLE)

                   c/o Environmental Solutions Worldwide, Inc.

                                    (STREET)

         30 Wertheim Court, Suite 24, 2nd Floor Ontario, Canada L4B 1B9

                  (CITY)                    (STATE)        (ZIP)

--------------------------------------------------------------------------------
              2. DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

                                December 9, 1999

--------------------------------------------------------------------------------
   3. IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

--------------------------------------------------------------------------------
                   4. ISSUER NAME AND TICKER OR TRADING SYMBOL

                 Environmental Solutions Worldwide, Inc. (ESWW)
--------------------------------------------------------------------------------
                  5. RELATIONSHIP OF REPORTING PERSON TO ISSUER
                             (CHECK ALL APPLICABLE)

                     [ ] DIRECTOR            [X]  10% OWNER
            [ ] OFFICER (GIVE TITLE BELOW)   [_] OTHER (SPECIFY BELOW)

--------------------------------------------------------------------------------
               6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

--------------------------------------------------------------------------------
           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

                      [X] FORM FILED BY ONE REPORTING PERSON

                 [_] FORM FILED BY MORE THAN ONE REPORTING PERSON

               TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                          3. Ownership Form:
                            2. Amount of Securities          Direct (D) or
1. Title of Security           Beneficially Owned            Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                  (Instr. 4)                    (Instr. 5)            (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------
Common Stock                      3,170,975                      I        held of record by Tyler Dylan Corp.,
                                                                          an Ontario corporation in which Mr.
                                                                          Pangia is the sole stockholder.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

============================================================================================================================

   * IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION
                                    5(b)(v).

   REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY
                        OWNED DIRECTLY OR INDIRECTLY.

                                     (OVER)
                                 (FORM 3-07/98)

               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


                                                                                                       5. Owner-
                                                   3. Title and Amount of Securities                      ship
                                                      Underlying Derivative Security                      Form of
                         2. Date Exercisable          (Instr. 4)                                          Derivative
                            and Expiration Date    ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                              Amount           sion or        Direct      6. Nature of
                         ----------------------                           or               Exercise       (D) or         Indirect
                         Date       Expira-                               Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                  of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date           Title                  Shares           Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
        none
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

                            EXPLANATION OF RESPONSES:


              /s/ TEODOSIO V. PANGIA                         12/20/99

                **SIGNATURE OF REPORTING PERSON                DATE

  ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
                                  VIOLATIONS.

                    SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                   Page 2